For the period ended 03/31/2012                         Series 1,2
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive Proxy Statement used in connection with USAA Mutual
Funds Trust Special Meeting of Shareholders on November 10, 2011 was filed with the Securities and Exchange Commission on September 21, 2011 and is hereby incorporated by reference.

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The following proposal and voting results pertain to the series within the USAA Mutual Funds Trust (the Company). Shareholders of record on September 16, 2011 were entitled to vote on the proposal shown below. Votes shown for the proposal are for the series of the Company. All proposals were approved by the shareholders.

PROPOSAL
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   Proposal to elect Trustees:

                                                         VOTES
   TRUSTEE					VOTES FOR			WITHHELD
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   Thomas F. Eggers			9,225,264		      181,682

   Robert L. Mason Ph.D.          	9,225,518			181,429

   Daniel S. McNamara			9,179,834			227,113

   Paul L. McNamara			9,199,735			207,211

   Barbara B. Ostdiek, Ph.D.		9,242,428          	164,518

   Michael F. Reimherr			9,210,595         	196,351